Exhibit 99.1

Vince Holding Corp. Reports Second Quarter 2019 Results

NEW YORK, New York – September 12, 2019 – Vince Holding Corp. (NYSE:VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the second quarter of fiscal year 2019 ended August 3, 2019.

Highlights for the second quarter ended August 3, 2019:

•	Net sales increased 13.0% to $71.4 million as compared to $63.1 million in the same period last year.
•	Direct-to-Consumer comparable sales grew 7.1%.
•	Gross margin rate increased 480 basis points to 48.7%.
•	Operating performance improved $4.4 million to $2.0 million compared to an operating loss of $2.4 million in the same period last year.
•	Net earnings improved $4.8 million to net income of $1.0 million or $0.08 per diluted share compared to a net loss of $3.8 million or $0.33 per share in the same period last year.

Brendan Hoffman, Chief Executive Officer, commented, “We were very pleased with the exceptional top and bottom line performance in the second quarter reflecting double digit sales growth in both our direct-to-consumer and wholesale channels.  Our results are evidence that the multiple initiatives that we have been undertaking are coming together to deliver strong performance in all areas of the business.

We are excited about the momentum in our business as we continue to make progress across our strategic initiatives which include driving global expansion across our retail, e-commerce and wholesale channels as well as increasing brand awareness globally.  We believe that we are well positioned within the luxury market to deliver consistent long term profitable growth and enhance shareholder value.”

For the second quarter ended August 3, 2019:

•

Net sales increased 13.0% to $71.4 million compared to $63.1 million in the second quarter of fiscal 2018. Wholesale segment sales increased 14.7% to $43.4 million as compared to $37.8 million in the same period last year due primarily to the acceleration of seasonal wholesale shipments. Direct-to-consumer segment sales increased 10.6% to $28.0 million compared to the second quarter of fiscal 2018. Comparable sales increased 7.1%, including e-commerce sales, primarily due to an increase in transactions and average dollar sale.

•

Gross profit was $34.7 million, or 48.7% of net sales, compared to gross profit of $27.7 million, or 43.9% of net sales, in the second quarter of fiscal 2018. The 480 basis point increase in gross margin rate was primarily due to product mix, efficiencies in the product development cycle and sourcing initiatives.

•

Selling, general, and administrative expenses were $32.8 million, or 45.9% of sales, compared to $30.1 million, or 47.7% of sales, in the second quarter of fiscal 2018. The growth in SG&A dollars was primarily the result of increased compensation and benefits partially related to growth in stores, increased marketing investments, costs associated with enhancements to our ecommerce and Vince Unfold platforms, as well as higher occupancy costs related to new stores.

•	Operating income was $2.0 million, or 2.8% of net sales. Operating loss was $2.4 million for the second quarter of fiscal 2018.

•	Net income was $1.0 million or $0.08 per diluted share compared to a net loss of $3.8 million or $0.33 per share in the same period last year.

•	The Company ended the quarter with 60 company-operated stores, a net increase of 2 stores since the second quarter of fiscal 2018.

Balance Sheet

The Company ended the second quarter of fiscal 2019 with $52.1 million of borrowings under its debt agreements, reflecting a decline of $12.3 million since the same period last year. The decrease was due to a $9.4 million decrease in net borrowings under the revolving credit facilities and $2.9 million of net repayments to the term loan facilities.

Net inventory at the end of the second quarter of fiscal 2019 was $59.7 million compared to $61.6 million at the end of the second quarter of fiscal 2018.

Capital expenditures for the second quarter of fiscal 2019 totaled approximately $1.0 million.

Fiscal 2019 Outlook

Mr. Hoffman concluded, “We are extremely pleased to be raising our outlook for sales and operating income, exclusive of tariff impacts, reflecting our increased confidence that the strategies we are executing will continue to drive momentum on our financial performance.  I am more excited than ever about the future of the Vince brand.”

For fiscal 2019 the Company now expects:

•	Net sales to be between $295 million and $305 million. This compares to net sales of $279.0 million in fiscal 2018.
•

Operating income to be between $7.5 million and $9.5 million, which includes approximately $0.5 million of impact from the Section 301 tariffs that were effective May 10, 2019 and prior.  This guidance excludes $2 million of estimated impact, net of targeted mitigation efforts, of additional Section 301 tariffs effective on or after September 1, 2019.

This compares to reported operating income of $4.1 million in fiscal 2018 which included a $1.7 million non-cash asset impairment charge related to property and equipment of certain retail stores.

•	Capital expenditures to be between $4.0 million and $4.5 million.

2019 Second Quarter Earnings Conference Call

A conference call to discuss the first quarter results will be held today, September 12, 2019, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice

President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 8146279. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day. The collections are inspired by the brand’s California origins and embody a feeling of warm and effortless style. Vince designs uncomplicated yet refined pieces that approach dressing with a sense of ease. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear and footwear as well as capsule collections of handbags, fragrance, and home for a global lifestyle. Vince products are sold in prestige locations worldwide. As of September 12, 2019, the Company operated 46 full-price retail stores, 15 outlet stores, its e-commerce site, vince.com, as well as its subscription business, Vince Unfold. The Company is headquartered in New York and operates a design studio in Los Angeles. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under "Fiscal 2019 Outlook" and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to comply with the obligations under our credit facilities; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; changes in laws and regulations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; changes in global economies and credit and financial markets; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill and indefinite-lived intangible assets; competition; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Net sales	$71,351	$63,128	$126,473	$117,642
Cost of products sold	36,635	35,409	63,491	64,387
Gross profit	34,716	27,719	62,982	53,255
as a % of net sales	48.7%	43.9%	49.8%	45.3%
Selling, general and administrative expenses	32,752	30,143	66,767	60,043
as a % of net sales	45.9%	47.7%	52.8%	51.1%
Income (loss) from operations	1,964	(2,424)	(3,785)	(6,788)
as a % of net sales	2.8%	(3.8)%	(3.0)%	(5.8)%
Interest expense, net	947	1,297	2,024	2,586
Other expense (income), net	—	73	108	9
Income (loss) before income taxes	1,017	(3,794)	(5,917)	(9,383)
Provision for income taxes	29	28	71	76
Net income (loss)	$988	$(3,822)	$(5,988)	$(9,459)
Earnings (Loss) per share:
Basic earnings (loss) per share	$0.08	$(0.33)	$(0.51)	$(0.81)
Diluted earnings (loss) per share	$0.08	$(0.33)	$(0.51)	$(0.81)
Weighted average shares outstanding:
Basic	11,672,914	11,619,664	11,651,375	11,618,082
Diluted	11,860,063	11,619,664	11,651,375	11,618,082

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	August 3,	February 2,	August 4,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$227	$118	$5,321
Trade receivables, net	28,587	28,896	22,999
Inventories, net	59,749	53,271	61,616
Prepaid expenses and other current assets	6,890	6,317	6,726
Total current assets	95,453	88,602	96,662
Property and equipment, net	23,139	25,156	29,271
Operating lease right-of-use assets	85,735	—	—
Intangible assets, net	76,201	76,501	76,800
Goodwill	41,435	41,435	41,435
Deferred income taxes and other assets	3,212	3,237	2,616
Total assets	$325,175	$234,931	$246,784

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,083	$28,787	$30,569
Accrued salaries and employee benefits	4,880	5,510	4,347
Other accrued expenses	8,913	8,535	8,938
Short-term lease liabilities	16,429	—	—
Current portion of long-term debt	2,750	2,750	—
Total current liabilities	67,055	45,582	43,854
Long-term debt	48,107	42,340	63,584
Deferred rent	—	14,636	15,172
Long-term lease liabilities	83,583	—	—
Other liabilities	58,273	58,273	58,273
Stockholders' equity	68,157	74,100	65,901
Total liabilities and stockholders' equity	$325,175	$234,931	$246,784